UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2005

ODYSSEY HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-33267 (Commission File Number)	43-1723043 (I.R.S. Employer Identification Number)

717 North Harwood Street, Suite 1500 Dallas, Texas (Address of principal executive offices)		75201 (Zip Code)
Registrant’s telephone number, including area code: (214) 922-9711
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On July 28, 2005 the Board of Directors of Odyssey HealthCare, Inc. (“Odyssey”) approved a waiver of the Corporate Code of Business Conduct and Ethics of Odyssey (the “Code of Conduct”) to permit Odyssey to enter into a lease agreement and purchased services agreement with a subsidiary of Select Medical Corporation (“Select”) for the purpose of developing an inpatient hospice facility. The total annual amount payable by Odyssey to Select under the terms of the proposed lease agreement and proposed purchased services agreement is approximately $200,000.
Under the provisions of the Code of Conduct it is a conflict of interest for an employee, officer or director of Odyssey (an “Associate”) to own an interest in the business of a supplier unless the interest is represented by a publicly traded security and such Associate owns no more than 1% of any class of outstanding securities of the supplier. David W. Cross, a member of the Board of Directors of Odyssey, is the Senior Vice President and Chief Development Officer of Select and has a less than 1% ownership interest in Select. The proposed transaction between Select and Odyssey requires a waiver of the Code of Conduct, because Select’s securities are not publicly traded. The Board of Directors of Odyssey approved the waiver of this provision of the Code of Conduct in light of the fact that Mr. Cross owns a less than 1% interest in Select, Mr. Cross did not participate in the negotiation of the proposed lease agreement and proposed purchased services agreement, and the proposed lease agreement and proposed purchased services agreement are on market terms.
Limitation on Incorporation by Reference
In accordance with general instruction B.2 of Form 8-K, the information in this report furnished pursuant to Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.

Date: August 3, 2005	By:	/s/ Douglas B. Cannon

Douglas B. Cannon Senior Vice President and Chief Financial Officer